Exhibit 99.1

The J.M. Smucker Co. Names John Brase President and Chief Operating Officer

Orrville, Ohio – April 30, 2025 – The J.M. Smucker Co. (NYSE: SJM) today announced the promotion of John Brase to the role of President and Chief Operating Officer, effective April 30, 2025. In this expanded role, Brase will continue to have oversight of the Company’s U.S. Retail Coffee, U.S. Retail Frozen Handheld and Spreads, U.S. Retail Pet Foods and Sweet Baked Snacks segments and its International and Away from Home businesses, as well as the Company’s Sales, Operations and Supply Chain functions, while expanding his support of growing and delivering the business. His expanded responsibilities will include participation in certain external engagements and industry associations that will support in broadening the Company’s influence with its constituents. Brase will continue to report to Mark Smucker, Chair of the Board and Chief Executive Officer.

“This promotion acknowledges the breadth of John’s responsibilities and the positive impact he’s had on our business performance over the past five years. It also supports the ongoing development of our executive talent, as we continue to position the organization for long-term growth and success,” said Mark Smucker.

Brase has served as the Company’s Chief Operating Officer since 2020. He joined the Company with more than three decades of experience in the consumer goods industry, including significant work across brand management, business operations, manufacturing, marketing and sales.

Since joining the Company, Brase has been integral to sharpening the strategic and operational execution of the Company’s organization and portfolio. His relentless focus on growth brands, simplification and passionate leadership have been central to the Company’s business delivery and momentum. He also played a leading role in the introduction of the Company’s Transformation Office, which has generated significant cost savings and productivity improvements that have supported strong bottom-line performance while providing resources to invest in the business.

“The Smucker portfolio is synonymous with everyday brands consumers’ love, and I’m incredibly energized to take on these additional responsibilities and to continue to work closely with Mark and the entire team as we further advance our strategy and build on our key growth platforms,” said Brase.

About The J.M. Smucker Co.

At The J.M. Smucker Co., it is our privilege to make food people and pets love by offering a diverse family of brands available across North America. We are proud to lead in the coffee, peanut butter, fruit spreads, frozen handheld, sweet baked goods, dog snacks, and cat food categories by offering brands consumers trust for themselves and their families each day, including Folgers®, Dunkin’®, Café Bustelo®, Jif®, Uncrustables®, Smucker’s®, Hostess®, Milk-Bone®, and Meow Mix®. Through our unwavering commitment to producing quality products, operating responsibly and ethically and delivering on our Purpose, we will continue to grow our business while making a positive impact on society. For more information, please visit jmsmucker.com.

The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for Dunkin’®, which is a trademark of DD IP Holder LLC. The Dunkin’® brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce and drug stores, and in certain away from home channels. This information does not pertain to products for sale in Dunkin’® restaurants.

Contacts:

The J.M. Smucker Co.: (330) 682-3000

Investors: Crystal Beiting, Vice President, Investor Relations & FP&A

Media: Abbey Linville, Vice President, Public Relations & Communications